Exhibit 99.1

John T. Jimenez to Retire After Distinguished Career in the Industry; BKV Names David Tameron Chief Financial Officer

DENVER, Colorado – February 3, 2025 – BKV Corporation (NYSE: BKV) (“BKV” or the “Company”) announced today that John T. Jimenez, who has served as Chief Financial Officer since 2021, will retire effective May 15, 2025, after a distinguished tenure with the Company. The company has named David Tameron its next Chief Financial Officer.

Chris Kalnin, BKV’s Chief Executive Officer, commented, “John’s vision and stewardship have helped transform BKV into the strong public company that we are today, building a team and culture which has positioned us for continued success. We are grateful for his leadership and wish him well in his retirement.”

Kalnin continued, “As we look to the future, David has consistently demonstrated exceptional leadership and a deep commitment to BKV and our continued growth. He is a natural fit to assume the role of CFO, as he possesses a profound financial acumen and brings historical knowledge and highly valuable experience from his previous three years on our financial team. We are confident that David will play a pivotal role as we continue to execute on our growth strategy.”

Tameron currently serves as the Company’s Vice President, Strategic Finance and Investor Relations. Prior to joining BKV in August 2022, Tameron served in various roles at Wells Fargo & Company, including as Managing Director of Denver-based Corporate Banking from September 2017 to August 2022, and as Managing Director, Institutional Equity Research, from July 2006 to August 2017. Tameron earned a Master of Business Administration from the Fuqua School of Business at Duke University and a Bachelor of Arts in Finance from Arizona State University.

“I am excited to take on this new role with the BKV executive team,” Tameron said. “The Company is at a pivotal stage in its evolution, and I look forward to working alongside our teams in optimizing corporate, financial and operational achievements that will build on the solid foundation that has already been established.”

Tameron will commence his new role on April 1, 2025, at which point Jimenez will transition to a Senior Advisor to remain onboard, to assist with the transition, serving in a retirement capacity until his last day on May 15, 2025. Jimenez has served as BKV’s Chief Financial Officer since April 2021 and led the Company’s finance team through a transformational time in the company by optimizing the finance function to prepare for being publicly traded, significant M&A activity and, most notably, completion of the Company’s successful IPO in September 2024. Prior to his time at BKV, John served in a variety of leadership roles for BP spanning over 30 years and across multiple countries.

Jimenez commented, “It has been an honor to serve as BKV’s CFO for the last four years, and I believe the company is well positioned for growth. I am confident that BKV’s experienced leadership team, including David as CFO, along with its talented and dedicated employees, will take the company to even greater heights in the future.”

About BKV Corporation

Headquartered in Denver, Colorado, BKV Corporation is a forward-thinking, growth-driven energy company focused on creating value for its stockholders. BKV's core business is to produce natural gas from its owned and operated upstream assets. BKV’s overall business is organized into four business lines: natural gas production; natural gas gathering, processing and transportation; power generation; and carbon capture, utilization and sequestration. BKV (and its predecessor entity) was founded in 2015, and BKV and its employees are committed to building a different kind of energy company. BKV is one of the top 20 gas-weighted natural gas producers in the United States and the largest natural gas producer by gross operated volume in the Barnett Shale. BKV Corporation is the parent company for the BKV family of companies. For more information, visit the BKV website at www.bkv.com.

Media Contact:

Becky Escott

BKV Corporation

Sr. Director, Corporate Communications

media@bkvcorp.com

Investor Contact:

David Tameron

BKV Corporation

Vice President, Strategic Finance and Investor Relations

InvestorRelations@bkvcorp.com